Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2024 (except for footnote 1 to the consolidated balance sheets, Note 2, “Summary of significant accounting policies”, with respect to “Variable interest entities”, and Note 15, “Subsequent events”, as to which the date is June 3, 2024) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-280425) and the related Prospectus of Ardent Health Partners, LLC for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Nashville, Tennessee

July 8, 2024